UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549



SCHEDULE 13G



Under the Securities Exchange Act of 1934

(Amendment No.                  )*



STAR BANC CORPORATION
Name of Issuer



COMMON STOCK
Title of Class of Securities



85508310-1
CUSIP Number



Check the following box if a fee is being paid with this
statement[     ].  (A fee is not required only if the filing
person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 4 pages

CUSIP No. 85508310-1              13G                    Page 2 of 4 Pages

_________________________________________________________


 1. 	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Star Banc Corporation
	31-838189

_________________________________________________________________


 2. 	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

				(a)[        ]

				(b)[        ]

_________________________________________________________________


 3. 	SEC USE ONLY



_________________________________________________________________


 4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Ohio, United States

_________________________________________________________________


NUMBER OF     5. SOLE VOTING POWER
SHARES           3,545,880

              __________________________________________________________
BENEFICIALLY  6. SHARED VOTING POWER
OWNED BY         0

              __________________________________________________________
EACH          7. SOLE DISPOSITIVE POWER
REPORTING        1,833,047

              __________________________________________________________
PERSON WITH   8. SHARED DISPOSITIVE POWER
                 649,358

_________________________________________________________________
 9. 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
		4,623,780

_________________________________________________________________
10. 	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES* [     ]

_________________________________________________________________
11. 	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.42%

_________________________________________________________________
12. 	TYPE OF REPORTING PERSON*

	HC

_________________________________________________________________
*SEE INSTRUCTION BEFORE FILLING OUT!

Page 2 of 4 pages


SCHEDULE 13G

Item 1.

	(a)	Name of Issuer
		STAR BANC CORPORATION

	(b)	Address of Issuer's Principal Executive Offices
		425 WALNUT STREET, CINCINNATI, OHIO  45202

Item 2.

	(a)	Name of Person Filing
		STAR BANC CORPORATION

	(b)	Address of Principal Business Office or, if none, Residence
		425 WALNUT STREET, CINCINNATI, OHIO  45202

	(c)	Citizenship:
		OHIO

	(d)	Title of Class of Securities
		COMMON STOCK

	(e)	CUSIP Number
		85508310-1

Item 3.		If this statement is filed pursuant to Rule 13d-1(b),
or 13d-2(b), check whether the person filing is a:

		THIS STATEMENT IS FILED PURSUANT TO PARAGRAPH (b) OF THIS ITEM 3 BY STAR BANC CORPORATION.

Item 4.	Ownership

	STAR BANC CORPORATION HAS RECORD TITLE TO NONE OF THE
SECURITIES FOR WHICH THIS STATEMENT IS FILED.  ALL SUCH
SECURITIES ARE HELD BY THE TRUST DEPARTMENT OF THE SUBSIDIARY
BANK.

Item 5.	Ownership of Five Percent of Less of a Class

	INAPPLICABLE

Item 6.	Ownership of More than Five Percent on Behalf of Another
Person.

	INAPPLICABLE

Item 7.	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company

	INAPPLICABLE

Item 8.	Identification and Classification of Members of the Group

	INAPPLICABLE

Item 9.	Notice of Dissolution of Group

	INAPPLICABLE

Item 10.	Certification

	By signing below, Star Banc Corporation certifies that, to the best of its knowledge and belief, the securities referred to above were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, Star Banc Corporation certifies that the information set forth in this statement is true, complete and correct.



	February 13, 1998



	STAR BANC CORPORATION





	By:	/s/ Jennie P. Carlson

		Jennie P. Carlson, Sr. Vice President and General Counsel